Exhibit 23.4

Phillip E. Brown
Consultant in Hydrogeology 2
6241 Wolverine Trail
Evergreen, Colorado 80439
hydrobro@aol.com

CONSENT OF PHILLIP E. BROWN

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.3, 1.1.2.3, 16.6, 25.3, and 26.3 and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022 (the "New Mexico Technical Report"); and Section 1.1.1.2, 1.1.2.2, 1.3.8, 16, 25.2, and 26.2 and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA” dated February 22, 2022 and effective December 31, 2021, as amended on February 8, 2023 (the "Wyoming Technical Report", and together with the New Mexico Technical Report, the "Technical Reports"), prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2024 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-2798193), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559 and 333-278611), and any amendments or supplements thereto.

I further consent to the filing of the Technical Reports as exhibits to the 10-K.

/s/ Phillip E. Brown
Phillip E. Brown, C.P.G., R.P.G.
Principal Consulting Hydrogeologist
Consultants in Hydrogeology

Date: February 26, 2025